Exhibit 99.1

Brunswick Corporation • 26125 N. Riverwoods Blvd., Mettawa, IL 60045 Telephone 847.735.4700 • Facsimile 847.735.4750 www.brunswick.com

Brunswick Completes Acquisition of Power Products’
Global Marine & Mobile Business

METTAWA, Ill. Aug. 9, 2018 – Brunswick Corporation (NYSE: BC) today announced that it has completed its acquisition of Power Products – Global Marine & Mobile business, which includes the global marine, specialty vehicle, mobile, industrial power, and transportation aftermarket products businesses of Power Products, for $910 million in cash from San Francisco-based private equity firm Genstar Capital.

As previously announced, Genstar will retain Power Products’ Electrical Construction & Maintenance business, now known as ECM Industries, which includes the Gardner Bender, Bergen, King, and Sperry Instruments brands.

With this acquisition, Brunswick adds a broad, highly attractive, and complementary product portfolio of 11 top brands, including Ancor, BEP, Blue Sea Systems, Czone, Del City, Lenco Marine, Marinco, Mastervolt, Park Power, Progressive Industries, and ProMariner to its global Mercury Marine parts and accessories (P&A) business.

Power Products is a leading provider of electrical products, such as battery and power management and digital switching, to marine and other recreational and specialty vehicle markets. The group also manufactures and distributes a wide-ranging and diverse portfolio of marine and transportation parts and accessories.

Power Products joins Mercury Marine’s P&A organization.  Mercury Marine is Brunswick’s largest division, and a global leader in marine propulsion as well as marine parts and accessories.

Brunswick Corporation
Aug. 9, 2018

Power Products’ revenues totaled approximately $233 million for the trailing 12-month period ended March 31, 2018, with attractive revenue growth, along with strong margin and earnings levels.

As planned, Brunswick used a combination of 1, 3 and 5-year term loans, totaling $800 million, along with cash on its balance sheet to finance the transaction.  Brunswick remains committed to retaining its investment grade credit rating.  As announced earlier, Brunswick plans to refinance a portion of the short-term bank loans with long-term debt later this year and lower its pro forma debt-to-EBITDA ratio to comfortably below 1.5X by the end of 2019.

“This transaction advances Brunswick’s leadership by adding integrated electrical systems solutions to the marine market and an array of other mobile, specialty vehicle and industrial applications. Power Products has an extensive aftermarket presence which provides a consistent revenue stream, with attractive margins, that helps to strengthen Brunswick’s overall business profile,” Brunswick Chairman and Chief Executive Officer Mark Schwabero said.  “Along with welcoming an accomplished and respected global workforce, we are also adding a talented, experienced, and customer-focused management team, which will remain in place and play a major role in the execution of our strategy.”

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations, estimates, and projections about Brunswick’s business and by their nature address matters that are, to different degrees, uncertain. Words such as “may,” “could,” “expect,” “anticipate,” “intend,” “target,” “plan,” “seek,” “estimate,” “believe,” “predict,” “outlook,” and similar expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include, but are not limited to: adverse general economic conditions, including reductions in consumer discretionary spending; our ability to implement our strategic plan and growth initiatives; the possibility that the proposed Fitness business separation will not be consummated within the anticipated time period or at all; our ability to integrate targeted acquisitions, including the Global Marine & Mobile Business of Power Products; the potential for disruption to our business in connection with the Fitness business separation or Global Marine & Mobile Business of Power Products acquisition, making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred in connection with these transactions; the possibility that the expected synergies and value creation from these transactions will not be realized or will not be realized within the expected time period; changes to U.S. trade policy and tariffs; negative currency trends; fiscal policy concerns; adequate financing access for dealers and customers and our ability to access capital and credit markets; maintaining effective distribution; loss of key customers; inventory reductions by dealers, retailers, or independent boat builders; requirements for us to repurchase inventory; attracting and retaining skilled labor and implementing succession plans for key leadership; our ability to meet supply objectives; higher energy and fuel costs; our ability to protect our brands and intellectual property; absorbing fixed costs in production; managing expansion of manufacturing facilities; outages or breaches of technology systems; our ability to meet pension funding obligations; managing our share repurchases; competitive pricing pressures; our ability to develop new and innovative products and services at a competitive price, in legal compliance with existing rules; maintaining product quality and service standards; product liability, warranty, and other claims risks; legal and regulatory compliance, including increased costs, fines, and reputational risks; changes in income tax legislation or enforcement; having to record an impairment to the value of goodwill and other assets; certain divisive shareholder activist actions; international business risks; and weather and catastrophic event risks.

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Brunswick Corporation
Aug. 9, 2018

Additional risk factors are included in the Company’s Annual Report on Form 10-K for 2017 and the Quarterly Reports on Form 10-Q for the periods ended March 31, 2018 and June 30, 2018. Forward-looking statements speak only as of the date on which they are made, and Brunswick does not undertake any obligation to update them to reflect events or circumstances after the date of this release.

About Brunswick
Headquartered in Mettawa, Ill., Brunswick Corporation’s  leading consumer brands include Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Ancor, Attwood, BEP, Blue Sea Systems, Czone, Del City, Garelick, Lenco Marine, Marinco, Mastervolt, Mercury, NAUTIC-ON, Park Power, Progressive Industries, ProMariner, Quicksilver and Whale marine parts and accessories; Land ‘N’ Sea, Kellogg Marine, Lankhorst Taselaar, Payne’s Marine and BLA parts and accessories distributors; Bayliner, Boston Whaler, Brunswick Commercial and Government Products, Crestliner, Cypress Cay, Harris, Lowe, Lund, Princecraft, Quicksilver, Rayglass, Sea Ray, Thunder Jet and Uttern boats; Life Fitness, Hammer Strength, Cybex, Indoor Cycling Group  and SCIFIT fitness equipment; and Brunswick billiards tables, accessories and game room furniture. For more information, visit http://www.brunswick.com.

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Brunswick Corporation
Aug. 9, 2018

Contact:	Daniel Kubera
Director – Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

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